EXHIBIT 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Second Quarter 2008 Earnings

BEAUFORT, S.C., Aug. 13, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company of CBC National Bank, which operates divisions known as Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $577,356, or a loss of $0.23 per diluted share, for the quarter ended June 30, 2008. This compares to net income of $665,105, or $0.23 in diluted earnings per share, in the second quarter of 2007.

The decline in income and earnings was due, in part, to an increase of $896,000 in the company’s loan loss provision, a decline of $621,000 in net interest income from interest margin compression caused by the interest rate environment, and non-recurring expenses of $508,000 related to the retirement of former holding company president Randolph C. Kohn. The one-time retirement related expenses for Kohn reduced after tax income by $0.13 per share. Excluding this non-recurring expense, the company would have reported a net loss of $242,000, or a loss of $0.10 per diluted share, for the second quarter of 2008.

“From a financial performance perspective, we experienced a difficult quarter due to tough market conditions and a non-recurring charge,” said Michael G. Sanchez, chief executive officer. “That said, relative to our peers and the overall banking market, we continue to stand on solid ground with respect to our capitalization, liquidity, asset quality and core banking operations. We are successfully weathering the current storm in the housing market and economy, and we expect to come out the other side in good condition.”

The company remained well-capitalized and had ample liquidity in the second quarter of 2008. At June 30, 2008, both banking divisions had total risk-based capital ratios of more than 13.2 percent, well in excess of the 10.0 percent threshold federal regulators use as the highest capital designation, and both divisions’ Tier 1 Capital ratios and leverage ratios were nearly twice the levels required by regulators for classification as “well capitalized.”

In terms of liquidity, the company had $81.6 million in funding available from multiple sources at the end of the second quarter of 2008. The company also reduced its reliance on wholesale funding by decreasing the level of brokered certificates of deposit by $5 million, or 21 percent, during the first six months of 2008, while increasing growth in core and municipal deposits.

The company’s asset quality continues to compare favorably to its peers. The company had no net  charge-offs in the second quarter of 2008 as compared to net charge offs as a percentage of total loans of 0.24 percent, annualized, in the first quarter of 2008, and 0.02 percent, annualized, in the second quarter of 2007. Nonaccrual loans as a percentage of total loans at the end of the second quarter of 2008 were 1.63 percent, compared to 0.65 percent at the end of the first quarter of 2008 and 0.05 percent at June 30, 2007.

Allowance for loan losses at June 30, 2008, totaled $4.5 million, or 1.46 percent of loans outstanding, an increase of $897,000 compared to $3.6 million, or 1.22 percent of loans outstanding, at the end of the previous quarter. The increase reflects the addition of $682,000 for specific reserves on an SBA loan and loans to two residential construction borrowers, the addition of $115,000 to provide a general reserve on the loan portfolio growth during the quarter, and an additional $100,000 to reflect management’s assessment of current economic factors on the overall portfolio credit quality.

“We have always been very conservative in our lending standards,” said Sanchez. “We have never originated or purchased any subprime loans, Alt A loans or option ARM loans, nor do we hold any investment securities that are collateralized by these types of loans. As a result, our loan portfolio has continued to perform relatively well, even in a difficult market. In addition, we have been successful in reducing our exposure to residential and commercial construction loans in 2008, while increasing the balance of residential real estate mortgages. Our goal is to continue to improve our overall portfolio credit quality, and recent experience has shown that residential real estate mortgages tend to perform better than construction loans in this market.”

As a percentage of the company’s overall loan portfolio, commercial construction loans have fallen to 26.2 percent at June 30, 2008, from 28.6 percent at the start of the year, while residential construction lending decreased to 15.5 percent from 17.5 percent for the same time period. The decline in construction lending was offset by an increase in single-family, residential real estate loans, which grew from 24.4 percent to 29.6 percent during the first six months of 2008.

Total assets at June 30, 2008, were $447.6 million, compared to $426.6 million at June 30, 2007. Total loans at the end of the second quarter were $307.9 million, compared to $281.5 million for the same period a year ago. Total deposits were $353.6 million at the end of the second quarter, compared to $346.1 million at the end of the second quarter of 2007. Total shareholders’ equity was $45.9 million at June 30, 2008, compared to $44.1 million at June 30, 2007.

Net interest income in the second quarter of 2008 totaled $2.6 million, compared to $3.2 million for the same period in 2007. Noninterest income for the second quarter was $1.3 million, almost triple the $472,000 recorded in the second quarter of 2007, due primarily to the $783,000 gain on the sale of residential mortgages generated by the company’s wholesale mortgage banking division. Excluding the impact from the wholesale division, noninterest income was approximately $521,000 in the second quarter of 2008.

Noninterest expense was $4.0 million for the second quarter of 2008, compared to $2.6 million for the second quarter of 2007. The increase was due largely to the noninterest expenses of $780,000 incurred by the company’s wholesale mortgage banking division, which was not in operation during the second quarter of 2007, and the one-time costs associated with Kohn’s retirement. Excluding these factors, noninterest expense in the second quarter of 2008 increased $97,000, or 3.7 percent, from the same quarter in 2007.

Net interest margin for the quarter ended June 30, 2008, was 2.49 percent, compared to 2.61 percent in the previous quarter and 3.32 percent for the quarter ended June 30, 2007. The margin was impacted by the 2.25 percent reduction in the federal funds rate since the start of 2008. The company’s yield on its earning assets has stabilized since the last rate reduction on April 30, 2008, while the cost of interest-bearing liabilities has declined. Given this trend, management expects that its margin and related net interest income will increase over the remainder of 2008 based on the assumption that there will be no further rate cuts by the Federal Reserve over the remainder of 2008.

The wholesale mortgage division continued to generate strong results in the second quarter of 2008, originating $123.3 million in loans for sale on the secondary market. For the six months ended June 30, 2008, the division originated $230.4 million in loans available for sale. These loans are predominantly full-documentation, conforming mortgage loans that are pre-sold into the secondary market, eliminating nearly all interest-rate risk.

Net loss for the six months ended June 30, 2008, was $190,000, compared to net income of $1.5 million for the same period in 2007. Diluted loss per share for the first six months of 2008 was $0.07, compared to $0.54 per share earned in the same period a year ago. Excluding the one-time expense of Kohn’s retirement, the company would have reported $0.06 in diluted earnings per share for the six months ended June 30, 2008.

Net interest income for the first six months of 2008 was $5.2 million, compared to $6.4 million in the first six months of 2007. Noninterest income was $2.7 million for the first six months of 2008, compared to $1.0 million in the same period of 2007. Noninterest expense was $7.4 million for the first half of 2008, compared to $5.2 million for the same period in 2007.  The majority of the year-over-year increases to noninterest income and noninterest expense was due to the impact of the wholesale mortgage banking operation.

“As we look to the future, our focus remains on growing our franchise along the coasts of Florida, Georgia and South Carolina,” said Sanchez. “To that end, we will continue to actively seek out opportunities either by merger and acquisition or de novo branching, where it makes sense. We also plan to take full advantage of the recent merger of our banking subsidiaries – which already has resulted in economies of scale and increased efficiency in our operations – to continue to reduce costs and improve the operational efficiency of our company.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $447.6 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Charleston, S.C., Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

###

	6/30/2008	6/30/2007	12/31/2007
Balance Sheet:
Total assets	447,628,419	426,647,856	431,574,410
Total equity	45,943,639	44,150,605	46,746,752
Total equity-tangible	35,181,955	33,253,336	35,875,694

Shares outstanding	2,568,707	2,423,212	2,570,560
Book value/share	17.89	18.22	18.19
BV/share - tangible	13.70	13.72	13.96

Asset Quality:
Allowance to loans	1.46%	1.22%	1.30%
Net c/o % loans	0.11%	0.03%	0.05%
Impaired loans**	8,531,000	3,288,000	3,648,000
** Includes total nonaccrual, loans 90 days or more past due and other impaired loans

Earnings:
Quarter ending:	6/30/2008	6/30/2007
Net income	(577,356)	665,105
Basic eps	(0.23)	0.25
Diluted eps	(0.23)	0.23

Weighted avg shares o/s basic	2,540,150	2,648,860
Weighted avg shares o/s diluted	2,540,150	2,895,055

Net interest rate spread	2.07	2.87
Net interest margin	2.49	3.32
Efficiency ratio	103.93%	72.18%
Return on average tangible assets	-0.53%	0.64%
Return on average tangible equity	-6.51%	8.03%

Year to date:	6/30/2008	6/30/2007
Net income	(189,583)	1,470,193
Basic eps	(0.07)	0.58
Diluted eps	(0.07)	0.54

Weighted avg shares o/s basic	2,552,939	2,530,857
Weighted avg shares o/s diluted	2,650,406	2,747,721

Net interest rate spread	2.11	2.90
Net interest margin	2.56	3.34
Efficiency ratio	92.85%	69.61%
Return on average tangible assets	-0.09%	0.71%
Return on average tangible equity	-1.08%	9.07%